Exhibit 99.1
News Release
Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axalta.com

For Immediate Release

Axalta to acquire U-POL, a leading paint, protective coatings, and accessories manufacturer for the automotive aftermarket
•Highly complementary acquisition strengthens global Refinish leadership position
•Accelerates growth and expands addressable markets with mainstream and economy product offerings
•Immediately accretive to adjusted EBITDA margin; acquisition funded from cash on balance sheet
Philadelphia, PA, July 7, 2021 – Axalta Coating Systems (NYSE: AXTA), a leading global supplier of liquid and powder coatings, today announced that it has entered into definitive agreements to acquire U-POL Holdings Limited (“U-POL”) from Graphite Capital Management LLP and other holders for £428 million (approximately $590 million) subject to certain adjustments set forth in the Sale and Purchase Agreements for the transaction.
Founded in 1948 and based in the United Kingdom, U-POL is a leading manufacturer of repair and refinish products used primarily for automotive refinish and aftermarket protective applications. The business produces a wide range of high-quality automotive refinishing products and accessories including fillers, coatings, aerosols, adhesives, and paint related products as well as other automotive aftermarket protective coatings. U-POL sells its products in over 100 countries and is widely known for its leading brands, including Raptor®, Dolphin®, and Gold™, among others. Axalta will accelerate growth of U-POL’s products by expanding market access through Axalta’s existing sales and distribution channels while leveraging U-POL’s distribution channels to extend the reach of its Refinish Coatings portfolio to new customers.
“Axalta is the world leader in the premium refinish coatings segment. U-POL’s expertise in refinish accessories and protective coatings is highly complementary to Axalta’s business and expands our addressable market into the important and growing mainstream and economy-based refinish segment as well as the consumer do-it-yourself (DIY) aftermarket,” said Robert Bryant, Axalta’s Chief Executive Officer. “We also see opportunities for U-POL’s technology in whitespace applications for other areas of our business, including Mobility and Industrial Coatings.”
U-POL’s talented global organization and its manufacturing plant and R&D lab in Wellingborough, England, bring important capabilities to the company’s commercial, manufacturing, and technology organizations, enhancing Axalta’s ability to serve its customers across the globe.
“The two companies’ cultures of innovation, quality, and strong operating principles are exceptionally aligned,” said Troy Weaver, Axalta’s Senior Vice President, Global Refinish Coatings. “We look forward to serving customers with these additional capabilities and to welcoming U-POL’s dedicated team members to the Axalta family.”
U-POL expects net sales of approximately $145 million and adjusted EBITDA of approximately $38 million for fiscal year 2021. Axalta expects to realize meaningful operating and commercial synergies across the combined global businesses. Expected annual operating synergies and efficiencies of approximately $10 million are expected to be fully realized within 18 to 24 months of close. The total consideration of approximately $590 million reflects a full year 2021E adjusted EBITDA multiple of approximately 12.5x, including run rate operating synergies and efficiencies. Additionally, the identified commercial synergy opportunities are expected to create significant value over time. Axalta expects the acquisition to be immediately accretive to adjusted EBITDA margin, excluding transaction-related costs associated with the acquisition. Axalta plans to finance the transaction from cash on hand.
The transaction is expected to close in the second half of 2021, subject to clearance under applicable antitrust laws and other customary closing requirements.
Advisors
Rothschild & Co is serving as financial advisor and Morrison & Foerster LLP is serving as legal counsel to Axalta on this transaction.

About Graphite Capital
Graphite is a specialist provider of private equity finance to mid-market companies based in the UK. Graphite focuses on management buy-outs and also invests in development capital opportunities.
About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in over 130 countries better every day with the finest coatings, application systems and technology. For more information visit axalta.com and follow us @axalta on Twitter.
Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 regarding Axalta and its subsidiaries, including those relating to U-POL’s 2021 net sales and adjusted EBITDA as well as the timing and expected benefits of Axalta’s acquisition of U-POL. Axalta does not provide a reconciliation for non-GAAP estimates on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. Forward-looking statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements may involve risks and uncertainties, including, but not limited to, the effects of COVID-19, the satisfaction of the closing conditions of the transaction, the parties’ ability to consummate the transaction on the anticipated terms and schedule, and Axalta’s ability to achieve the expected benefits of the transaction. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise. Adjusted EBITDA of U-POL and adjusted EBITDA margin of Axalta are non-GAAP measures. We believe that such measures provide investors with meaningful information to understand our operating results and the ability to analyze financial and business trends on a period-to-period basis.

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